Exhibit 3.282

CERTIFICATE OF MERGER

MERGING

METROPCS FINANCE NEW YORK, LLC

(a Delaware Limited Liability Company)

WITH AND INTO

METROPCS NEW YORK, LLC

(a Delaware Limited Liability Company)

Pursuant to the Limited Liability Company Act (the “DLLC”), MetroPCS New York, LLC, a Delaware limited liability company (“New York”), certifies as follows:

FIRST:  The name and state of jurisdiction of formation of each of the constituent limited liability companies that are to merger are as follows:

Name	State of Domicile

MetroPCS Finance New York, LLC	Delaware

MetroPCS New York, LLC	Delaware

SECOND:  An Agreement and Plan of Merger (the “Merger Agreement”) between New York and MetroPCS Finance New York, LLC, a Delaware limited liability company (“Finance New York” and collectively with, New York, the “Constituent Corporations”), as well as MetroPCS Wireless, Inc., a Delaware Corporation, (“Wireless”), has been approved, adopted, certified, executed and acknowledged by each of the Constituent Limited Liability Companies in accordance with the provisions of Section 18-209 of the DLLC providing for the merger of Finance New York with and into New York, with New York being the surviving entity (the “Merger”).

THIRD:  The name of the surviving limited liability company of the Merger is MetroPCS New York, LLC.

FOURTH:  The certificate of formation of New York in effect immediately prior to the Merger will not be amended, restated or otherwise affected by the Merger and will be the certificate of formation of New York until such time as it may be amended, modified or otherwise changed in accordance with applicable law.

FIFTH:  The executed Merger Agreement is on file at the principal place of business of New York, the address of which is 2250 Lakeside Blvd., Richardson, Texas 75082.

SIXTH:  A copy of the Merger Agreement will be furnished by New York, on request and without cost, to any member of the Constituent Limited Liability Companies.

SEVENTH:  The Merger will become effective at the time of filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Merger to be executed by its duly authorized representative on December 9, 2010.

MetroPCS New York, LLC

By:	/s/ Roger D. Linquist
Roger D. Linquist
President and Chief Executive Officer